Exhibit 8(a)


                                  Subsidiaries

A. ASE Test Inc., a corporation organized under the laws of the Republic of China, which has one subsidiary:

     (i) ASE Test (U.S.A.) Inc., a corporation organized under the laws of the State of California.

B. ASE Test Holdings Ltd, a corporation organized under the laws of the Cayman Islands, and its majority-owned subsidiary, ISE Labs, Inc., a corporation organized under the laws of the State of California, U.S.A. ISE Labs, Inc. has four subsidiaries:

     (i) ISE Labs Hong Kong Limited, a corporation organized under the laws of Hong Kong S.A.R.

     (ii)ISE Labs Singapore Pte Limited, a corporation organized under the laws of Singapore.

     (iii) ISE Technology, Inc., a corporation organized under the laws of the State of California, U.S.A.

     (iv)Digital Testing Services Inc., a corporation organized under the laws of the State of California, U.S.A.

C. ASE Test Finance Limited, a corporation organized under the laws of Mauritius; and

D. ASE Holding (Singapore) PTE Ltd., a corporation organized under the laws of Singapore, and its wholly owned subsidiary, ASE Electronics (M) Sdn. Bhd, Inc., a corporation organized under the laws of Malaysia.


                                     8(a)-1